Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT is made and entered into as of October 1, 2014, by and among Tiptree Asset Management Company, LLC, a Delaware limited liability company (“Employer”), and Jonathan Ilany, an individual (“Executive”).

ARTICLE 1
RECITALS

WHEREAS, Employer is a subsidiary of Tiptree Operating Company, LLC, (“Operating Company”);

WHEREAS, Tiptree Financial Inc. (“Tiptree”) is the managing member of Operating Company;

WHEREAS, the Company desires to employ the Executive under the terms and conditions specified herein, and the Executive is willing to be so employed by the Company and provide the services specified herein to Tiptree and Operating Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the parties hereto agree as follows:

ARTICLE 2
DEFINITIONS

2.1    For the purposes of this Executive Employment Agreement, the following terms have the meanings specified or referred to in this Article 2.

(a)    “Agreement” – this Executive Employment Agreement, including any and all exhibits and schedules hereto, as may be amended from time to time with the written agreement of all parties hereto

(b)    “Basic Compensation” – all compensation and benefits as described in Section 4.1 below

(c)    “Board of Directors” – the Board of Directors of Tiptree.

(d)    “Chief Executive Officer” – means Geoffrey N. Kauffman, Chief Executive Officer of Tiptree and Operating Company, and his duly elected successor.

(e)    “Committee” – a committee consisting of any or all members of the Board of Directors, as well as any others deemed appropriate by the Board of Directors

(f)    “Company” – Employer and all of its parent, subsidiary, and affiliated entities, including Tiptree Financial Partners, L.P, Tiptree, Operating Company and any of their respective affiliates.

(g)    “Confidential Information” – includes any and all data and information of, or relating to, the business or affairs of the Company, its affiliates, and/or the directors, officers, employees, investors, customers, or clients of all of them, as addressed in Article 6 below, including, without limitation, the following (whether written or unwritten): trade secrets, inventions, proposals, product development, marketing, risk management, business and trading strategies, projections, strategic planning, licensing arrangements, customers, clients, investors, financial information, information pertaining to the Company’s marketing techniques, business plans, methods of doing business, operations, customer and vendor identifies and agreements, any and all customer/client lists, prospective customer/client lists, any information relating to Company employees, and any other information not generally known among the public in general and the Company’s competitors in the financial services and real estate holding company industry

(h)    “Effective Date” – October 1, 2014.

(i)    “Employer” – Tiptree Asset Management Company, LLC

(j)    “Employment Period” – the period during which Executive is employed by Employer and ending on the Date of Termination (as defined in Section 5.1 below)

(k)    “Executive Chairman” – means Michael G. Barnes, the Executive Chairman of Tiptree and Operating Company, and his duly elected successor.

(l)    “Incentive Compensation” – all compensation as described in Section 4.2 below

(m)    “Intellectual Property” – any trademarks, copyrights, patents now or hereafter owned, and trade secrets, including, but not limited to, formulas, compilations, programs, devices, methods, techniques, processes, designs, strategies, concepts, algorithms, models, databases, software, systems, technical know-how, operating instructions or marketing plans of the Company

(n)    “Start Date” – the date of the outset of Executive’s employment hereunder

ARTICLE 3
EMPLOYMENT TERMS AND DUTIES

3.1    Employment.

(a)    Employer hereby employs Executive, and Executive hereby accepts employment by Employer, in the position of Executive Vice President, Head of Mortgage Finance and Asset Management of Tiptree and Operating Company, upon the terms and conditions set forth in this Agreement.

(b)    Executive shall report to the Chief Executive Officer.

3.2    Term. There shall be no definite term of employment. Nothing specified herein shall be construed to alter the at-will nature of the employment, and thus, Executive or Employer may terminate Executive’s employment at any time and for any reason or for no reason. Termination by Employer shall require the approval of the Board of Directors with Executive abstaining if he is a member of the Board of Directors at such time. Executive shall be entitled to Termination Pay in the event of certain terminations described in Article 5 hereunder.

3.3    Duties.

(a)    Executive shall be responsible for the operations and other general management of Tiptree’s Mortgage Finance and Asset Management businesses, including, without limitation, the development and operational optimization of Tiptree’s mortgage finance businesses and asset management business, identifying and negotiating new acquisitions and/or capital commitments in the areas of mortgage finance and asset management, development of risk guidelines, risk systems, risk monitoring, hedging, etc. for mortgage finance companies and asset management businesses, serving as chairman or representative for any investment committees relating to Tiptree’s asset management businesses, working with existing management in the areas of mortgage finance and asset management to find efficiencies of common resources and maximize growth and profitability, participate at the Executive Committee regarding Tiptree’s overall corporate strategy and policies.

(b)    Executive shall have such other duties and responsibilities consistent with his position as may be assigned or delegated to him by (i) the Executive Committee and/or (ii) the Board of Directors.

(d)    Executive shall (i) devote substantially all of his business time, attention, skill, and energy to the business of the Company and to the performance of his duties hereunder; (ii) use his best efforts to promote the success of the Company’s business; (iii) be employed full-time with Employer exclusively; and (iv) cooperate with the reasonable and lawful directives of the Board of Directors and the Executive Committee in the advancement of the best interests of the Company.

(e)    Executive shall not engage in any other activity that conflicts with his duties hereunder, provided, however, that Executive may engage in the activities listed on Exhibit A hereto, which Employer has approved as activities which do not materially interfere with or materially conflict with the performance of Executive’s duties hereunder. If at any time during Executive’s employment, he wishes to undertake any additional similar activities

(including, without limitation, not-for-profit activities such as serving on corporate, civic, or charitable boards or committees), Executive must receive prior written approval from the Chief Executive Officer , and such activities must be added to Exhibit A. Executive understands and agrees, however, that at any time during his employment hereunder, Employer may, in its discretion, require that Executive remove himself from any activity listed on Exhibit A if Employer deems that Executive’s participation in such activity interferes in any way with his ability to perform his duties for the Company.

(f)    Executive shall not cause the Company to enter into any contract binding the Company to any monetary obligation in excess of $10,000 or significant non-monetary obligation without the express written approval of the Executive Chairman (which approval may be by e-mail).

(g)    Executive represents and warrants that the execution and delivery by Executive of this Agreement do not, and the performance by Executive of Executive’s obligations hereunder will not: (A) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Executive; or (B) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be bound.

ARTICLE 4
COMPENSATION

4.1    Basic Compensation. Executive shall be entitled to the following basic compensation (the “Basic Compensation”):

(a)    Salary. Executive shall be paid a minimum annual base salary of Three Hundred Fifty Thousand Dollars ($350,000.00), less applicable payroll and tax deductions and subject to adjustment as provided below (the “Base Salary”), which will be payable in equal periodic installments according to Employer’s customary payroll practices, but no less frequently than monthly. To the extent Executive’s employment commences or terminates on a date other than the 1st or the 15th of the relevant month, Executive’s Base Salary for such period shall be prorated for the days worked in such period. The Base Salary shall be reviewed by the Board of Directors or a Committee no less frequently than annually, and any increase of the Base Salary shall be made in the sole discretion of the Board of Directors or a duly authorized Committee thereof.

(b)    Benefits. Executive may, during the Employment Period, participate in such pension, profit sharing, bonus, retirement, incentives, life insurance, hospitalization, health and welfare, medical, major medical, disability, and all other employee benefit plans, programs, and arrangements maintained by Employer in which employees of Employer may participate as in effect from time to time, to the extent Executive is eligible under the terms of those plans and pursuant to such policies as Employer may prescribe from time to time (collectively, the “Benefits”).

4.2    Incentive Compensation. Executive shall be entitled to the following incentive compensation (the “Incentive Compensation”):

(a)Annual Cash Bonus. For the fiscal year ended December 31, 2014, Executive shall be eligible to receive a discretionary bonus in an amount determined by the Compensation, Nominating and Governance Committee of Tiptree’s Board of Directors (“CNG”). Subject to this Section 4.2(a) and Article 5, in connection with each calendar year during which Executive is employed hereunder on December 31, Executive shall be eligible to receive an annual cash bonus in an amount determined by the CNG based on the Company’s achievement of specific annual corporate performance objectives relating to the growth and profitability of the mortgage finance and asset management businesses determined by the CNG Performance based compensation will be conditional upon, and in relationship to, Tiptree achieving its own performance objectives with regard to growth and profitability. Subject to the provisions of Article 5 below regarding Termination Pay, to be eligible to receive the annual cash bonus for any performance period, Executive must otherwise be actively employed with Employer for the entirety of that performance period as well as at the time that the bonus is paid. All such cash bonuses shall be paid within thirty (30) days following the completion of Tiptree accounting for the applicable year.

(b)    Other Incentives. Executive shall be eligible to participate in any stock option, restricted stock, equity compensation, or other long-term incentive plan of Tiptree pursuant to the terms and conditions of such plan in effect from time to time. Executive’s participation in such plan shall be determined by Tiptree’s Board of Directors or a Committee in its sole discretion.

4.3    Expense Reimbursement. The Company shall pay or reimburse Executive for all ordinary and necessary business expenses incurred by him in the course of performing his duties under this Agreement, consistent with the Company’s policy for payment and reimbursement of executive employees’ expenses and according to such guidelines as may be adopted from time to time. Any reimbursements under this paragraph shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

ARTICLE 5
TERMINATION

5.1    Events of Termination. The Employment Period, the Basic Compensation under Section 4.1 above, the Incentive Compensation under Section 4.2 above, and any and all other rights of Executive under this Agreement or otherwise as an employee of Employer shall terminate (except as otherwise provided in this Article 5):

(a)	upon the death of Executive;

(b)    upon the disability of Executive (as defined in Section 5.2) immediately upon notice from either party to the other;

(c)	upon termination of this Agreement by Employer for any reason;

(d)	upon resignation of Executive for any reason; or

(e)    upon the mutual agreement between Executive and Employer that Executive’s employment shall terminate.

The date the Employment Period ends under this Agreement in accordance with the provisions of this Article 5 is hereinafter referred to as the “Date of Termination.”

5.2    Definition of Disability. For purposes of termination under this Article 5, “Disability” means a physical or mental illness or injury suffered by Executive, (a) which causes Executive to be unable to, or to have failed to, perform the material and essential functions and responsibilities of his position as set forth in this Agreement for more than ninety (90) days in any period of twelve (12) consecutive months; or (b) with respect to which a physician selected by Employer, and reasonably acceptable to Executive or his representative or guardian, advises Employer that Executive’s physical or mental condition will render Executive unable to perform Executive’s services required hereunder for more than ninety (90) days in any period of twelve (12) consecutive months. Executive agrees that should he be unable to perform, or be deemed unable to perform, the material and essential functions and responsibilities of his position as set forth in this Agreement for more than thirty (30) consecutive days, Employer may designate another person to act as interim Executive Vice President, Head of Mortgage Finance and Asset Management of Tiptree until Executive is able to return to work, unless Executive meets the definition of “Disability” as set forth in the first sentence of this Section 5.2, in which case the Employment Period, the Basic Compensation under Section 4.1, the Incentive Compensation under Section 4.2, and any and all other rights of Executive under this Agreement or otherwise as an employee of Employer or as a director on the Board of Directors shall terminate immediately upon notice from either party to the other.

5.3    Definition of for “Cause”. For purposes of Section 5.4, the phrase for “Cause” shall mean only the occurrence of any of the following events or actions:

(a)    Executive’s indictment for, conviction of, or entrance of a plea of guilty or nolo contendere to, a felony under federal or state law; or

(b)    Executive’s violation of Employer’s policies and procedures, which has a materially adverse effect on the business or reputation of the Company, which, if curable, is not cured by Executive within ten (10) business days after written notice to Executive of same; or

(c)    fraudulent conduct by Executive in connection with the business affairs of the Company; or

(d)    theft, embezzlement, or criminal misappropriation of Company funds by Executive; or

(e)    Executive’s refusal to materially perform his Executive duties hereunder, which, if curable, is not cured by Executive within ten (10) business days after written notice to Executive of same; or

(f)    Executive’s misconduct, which has, or would have if generally known, a materially adverse effect on the business or reputation of Employer, which, if curable, is not cured by Executive within ten (10) business days after written notice to Executive of same; or

(g)    Executive’s material breach of any provision or obligation under this Agreement, which, if curable, is not cured by Executive within ten (10) business days after written notice to Executive of same; or

(h)    if Employer or any of its affiliates is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Executive is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as a person associated with an investment adviser or has been the subject of any legal or disciplinary event that must be disclosed in Item 9 of Part 2A of the registrant’s Form ADV or is an ineligible person under Section 9 of the Investment Company Act of 1940, as amended.

5.4    Termination Pay. Effective upon the Date of Termination, Employer will be obligated to pay Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as provided for in this Section 5.4, and in lieu of all other amounts and in settlement and complete release of all claims Executive may have against Employer. For purposes of this Section 5.4, Executive’s designated beneficiary will be such individual beneficiary or trust as Executive may designate from time to time by written notice that is provided to Employer prior to the death of Executive. If Executive fails to give written notice to Employer of such a beneficiary, the beneficiary shall be Executive’s estate. Notwithstanding the preceding sentence, Employer shall have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(a)    Termination by Mutual Agreement, by Employer for Cause, or Due to the Death or Disability of Executive. Upon termination of Executive’s employment with Employer by mutual agreement, by Employer for Cause, or due to the death or Disability of Executive, Employer shall provide Executive the following payments and benefits: (i) his earned but unpaid Base Salary up through the Date of Termination; (ii) any unreimbursed business expenses properly and reasonably incurred prior to the Date of Termination (so long as the applicable documentation reflecting such business expenses is submitted by Executive to Employer within ten (10) business days after the Date of Termination); and

(iii) any rights or benefits to which Executive is entitled under the terms of any employee benefit plan, program, or arrangement (subject to any contrary terms of the plan regarding the timing of payments or reimbursements). Clauses (i) through (iii) of this Section 5.4 are referred to collectively as the “Accrued Amounts.”

(b)    Termination by Employer without Cause. If Employer terminates Executive’s employment under this Agreement without Cause, Executive shall be entitled to receive:

(i)	the Accrued Amounts;

(ii)     his earned but unpaid Incentive Compensation with respect to any performance period that ends in the calendar year preceding the calendar year in which the Date of Termination occurs, in accordance with Section 4.2(a) of this Agreement; and

(iii) the pro rata amount up to the Date of Termination of Incentive Compensation that would have been payable with respect to the performance period that ends in the calendar year in which the Date of Termination occurs, in accordance with Section 4.2(a) of this Agreement.

Provided, however, that any payments under this Section 5.4 shall be made only if Executive (1) signs, and does not revoke, if applicable, a confidential separation agreement and release of claims (the “Separation Agreement”) in a form satisfactory to the Company within 60 days of the Date of Termination; and (2) complies with the restrictions set forth in Articles 6 and 7 of this Agreement. For avoidance of doubt, if Executive violates any of the restrictions set forth in Articles 6 and 7 of this Agreement, no additional severance payments shall be made, and Executive shall also be required to repay to Employer any severance payments that have been paid up to the point of the breach or threatened breach. Furthermore, it is expressly understood that any Separation Agreement signed by Executive shall not release Executive from his obligations under Articles 6 and 7 hereunder, which survive termination of this Agreement.

5.5    Notice and Board Resignations. If Executive terminates his employment hereunder, notwithstanding the at-will nature of Executive’s employment hereunder, Executive shall provide Employer with sixty (60) days’ written notice of his intention to terminate his employment with Employer. During any such period of required notice, Executive will continue to be an employee and will continue to be entitled to receive Basic Compensation for the period of time that he actually performs his duties pursuant to this Agreement. Executive’s fiduciary duties and other obligations as an employee of Employer will continue, and Executive will cooperate in the transition of his responsibilities. Employer shall, however, have the right, in its sole discretion, to direct that Executive no longer come in to work or to shorten the notice period. If Employer shortens the required notice period Executive has provided, Employer reserves the right, in its sole discretion, to not pay Executive for any remaining period of notice. Executive’s eligibility to participate in any incentive compensation plan during any period of notice shall be determined by the terms and conditions set forth in the applicable plan. If Executive’s employment with Employer is terminated for any reason (other than due to his death), he agrees to resign immediately from the Board of Directors and the boards of directors of any subsidiaries or affiliated entities of the Company, as applicable, and provide corresponding letters of resignation.

5.6    IRC Section 409A Compliance. To the extent required for compliance with IRC Section 409A, for all purposes of this Agreement, the term “Date of Termination” shall mean “separation from service” within the meaning of IRC Section 409A and the Treasury Regulations thereunder.

5.7    Tax Matters.

(a)    For purposes of this Agreement, all references herein to the “IRC” are references to the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the IRC includes all rulings, regulations, notices, announcements, decisions, orders, and other pronouncements that are issued by the United States Department of the Treasury, the Internal Revenue Service, or the precedents of, or applicable to, a court of competent jurisdiction authorized by this Agreement to determine issues arising under this Agreement that are lawful and pertinent to the interpretation, application, or effectiveness of such section.

(b)    Withholding. Employer may withhold from any amounts payable under this Agreement such federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(c)    Section 409A.

(i)    Full Compliance. It is the intent of the parties that all compensation and benefits payable or provided to Executive (whether under this Agreement or otherwise) shall fully comply with the requirements of IRC Section 409A, and Employer and Executive agree that they shall cooperate in good faith so that Executive does not incur any tax (including interest and/or penalties) under IRC Section 409A.

(ii)    Separate Payments. Notwithstanding anything contained in this Agreement to the contrary, each and every payment made under this Agreement shall be treated as a separate payment and not as a series of payments.

(iii)    Specified Employee. Notwithstanding anything contained in this Agreement to the contrary, if Executive is a “specified employee” (determined in accordance with IRC Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the Date of Termination, and if any payment, benefit, or entitlement provided for in this Agreement or otherwise both (A) constitutes a “deferral of compensation” within the meaning of IRC Section 409A (“Nonqualified Deferred Compensation”) and (B) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting Executive to additional tax, interest, and/or penalties under IRC Section 409A, then any such payment, benefit, or entitlement that is payable during the first six (6) months following the Date of Termination shall be paid or provided to Executive in a lump sum cash payment to be made on the earlier of (1) Executive’s death or (2) the first business day of the seventh (7th) calendar month immediately following the month in which the Date of Termination occurs.

(iv)    Expense Reimbursements. Notwithstanding anything contained in this Agreement to the contrary, (A) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in IRC Section 409A) to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to Executive in any other calendar year, (B) the reimbursements for expenses for which Executive is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (C) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

(v)    Reimbursement of Expenses in Connection with a Separation from Service. Notwithstanding anything contained in this Agreement to the contrary, any payment or benefit paid or provided under this Agreement or otherwise paid or provided due to a “separation from service” (as such term is described and used in IRC Section 409A and the Treasury Regulations promulgated thereunder) that is exempt from IRC Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) shall be paid or provided to Executive only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of the second taxable year of Executive following the taxable year of Executive in which the separation from service occurs; provided, however that Employer reimburses such expenses no later than the last day of the third taxable year following the taxable year of Executive in which the separation from service occurs.

ARTICLE 6
NONDISCLOSURE COVENANT; INTELLECTUAL PROPERTY

6.1    Acknowledgement by Executive. Executive acknowledges that (a) during the Employment Period and as a part of his employment, Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; (c) because Executive possesses substantial technical expertise and skill with respect to the Company’s business, the Company desires to obtain exclusive ownership of all Intellectual Property developed or conceived by Executive during the Employment Period, and the Company will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of such Intellectual Property; and (d) the provisions of this Article 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Company with exclusive ownership of all Intellectual Property developed or conceived by Executive during the Employment Period.

6.2    Agreements of Executive. In consideration of this Agreement, Executive covenants as follows:

(a)    Confidentiality.

(i)    During and following the Employment Period, Executive shall hold in confidence and shall not, directly or indirectly, communicate, divulge, or disclose to any person (other than in the regular course of the Company’s business) or use for Executive’s or any other person’s benefit, except with the specific prior written consent of the Company or except as otherwise expressly permitted by the terms of this Agreement, Confidential Information of the Company.

(ii)    Any trade secrets of the Company shall be entitled to all of the protections and benefits under any applicable law. If any information that the Company deems to be a trade secret is found by a court or tribunal of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information shall, nevertheless, be considered Confidential Information for purposes of this Agreement. Executive hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security.

(iii)    None of the foregoing obligations and restrictions regarding Confidential Information applies to the disclosure and/or use of Confidential Information:

(A)    that which may be required or necessary in connection with his work as an employee of Employer;

(B)    subject to Section 6.3, when Executive is required to divulge such Confidential Information by a court of law, by any governmental agency having supervisory authority over the business of the Company, or by any administrative or legislative body (including a Committee thereof) with jurisdiction to order him to divulge, disclose, or make accessible such information;

(C)    when otherwise Confidential Information becomes generally known to the public or trade without Executive’s violation of this Section 6.2(a);

(D)    when Executive divulges Confidential Information to his spouse, attorney, and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance Executive’s tax planning (each an “Exempt Person”), so long as each such Exempt Person agrees not to disclose or use any trade secrets or proprietary or Confidential Information of the Company.

(iv)    Executive shall not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of Executive’s duties at home or while traveling, or except as otherwise specifically authorized by the Company, or except what would be reasonable and appropriate behavior for the Executive Vice President, Head of Mortgage Finance and Asset Management of Tiptree of Employer, Operating Subsidiary or Tiptree Inc.) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). Executive recognizes that, as between the Company and Executive, all of the Proprietary Items, whether or not developed by Executive, are the exclusive property of the Company. Upon termination of Executive’s employment under this Agreement by either party, or upon the reasonable request of Employer during the Employment Period, Executive will return to the Company all of the Proprietary Items in Executive’s possession or subject to Executive’s control, and Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(b)    Intellectual Property. All Intellectual Property shall belong exclusively to the Company. Executive acknowledges that all of Executive’s Company-related writing, works of authorship, and other Intellectual Property are works made for hire and the property of the Company, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, Executive hereby assigns to the Company all of Executive’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Intellectual Property. Executive covenants that he shall promptly:

(i)	disclose to the Company in writing any Intellectual Property;

(ii)    assign to the Company or to a party designated by the Company, at the Company’s request and without additional compensation, all of Executive’s right to the Intellectual Property for the United States and all foreign jurisdictions;

(iii)    execute and deliver to the Company such applications, assignments, and other documents as the Company may reasonably request in order to apply for and obtain patents or other registrations with respect to any Intellectual Property in the United States and any foreign jurisdictions;

(iv)    sign all other papers necessary to carry out the above obligations; and

(v)    give testimony and render any other assistance in support of the Company’s rights to any Intellectual Property.

6.3    Confidentiality Despite Disputes or Controversies. Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication shall be maintained in secrecy and shall be available for inspection by the Company, Executive, and their respective attorneys and experts, who shall agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

ARTICLE 7
NON-INTERFERENCE

7.1    Acknowledgements by Executive. Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Company competes with other businesses that are or could be located in any part of the United States or elsewhere in the world; and (c) the provisions of this Article 7 are reasonable and necessary to protect the Company’s business.

7.2    Covenants of Executive. In consideration of this Agreement, Executive covenants that he shall not, directly or indirectly, engage in any of the following activities:

(a)    Non-Competition. During the Employment Period, and for a period of one (1) year following the termination of Executive’s employment with Employer for any reason (the “Non-Competition Period”), Executive shall not engage in, participate in, carry on, own, or manage, directly or indirectly, either for himself or as a partner, stockholder, officer, director, employee, agent, independent contractor, representative, co-venturer, or consultant (whether compensated or not) of/with any person, partnership, corporation, or other enterprise that is a Competing Business in any jurisdiction in which the Company conducts business. For purposes of this Section 7.2, “Competing Business” means (i) any investment adviser or investment manager whose investment products or services include permanent capital vehicles (e.g., BDCs, REITs or MLPs), private investment funds (e.g., hedge funds or other privately placed investment vehicles), CLOs, CDOs or separately managed accounts, and which makes or recommends making investments in interests in debt or equity interests, real estate interests or real-estate related securities, structured products, derivatives, or other financial instruments; (ii) any company that designs, distributes and/or underwrites private placement life and annuity products or such other life and/or annuity products that any subsidiary or affiliate of the Company designs, distributes and/or underwrites or is in the process of designing, distributing or underwriting during the employ of Executive with Employer; or (iii) any other business entity that competes or competed with the Company or any affiliate of the Company during the Non-Competition Period or while Executive was employed with the Company.

(b)    Non-Solicitation of Clients. Whether on Executive’s own behalf or on behalf of any other person or entity, Executive shall not, for a period of one (1) year following the termination of Executive’s employment with Employer for any reason, directly or indirectly solicit, service, or interfere with clients of, or investors in, the Company or the Company’s products or managed entities, or attempt to cause or influence any such person or entity to reduce the level of business it does with the Company, whether or not Executive had personal contact with such person or entity during and by reason of Executive’s employment with Employer.

(c)    Non-Solicitation of Employees. Whether on Executive’s own behalf or on behalf of any other person or entity, Executive shall not, at any time during the Employment Period and for a period of one (1) year thereafter (the “Non-Solicit Period”), directly or indirectly solicit, hire, recruit, encourage, induce, or attempt to induce any employee of the Company to terminate his/her employment with the Company, or otherwise directly or indirectly employ or engage such person as an employee, independent contractor, consultant, or otherwise.

(d)    Nondisparagement. The Executive agrees that he will not, during the duration of the Term and at any time thereafter, publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning any of the Company, its subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. Notwithstanding the foregoing, nothing in this Agreement shall be construed to preclude truthful disclosures in response to lawful process as required by applicable law, regulation, or order or directive of a court, governmental agency or regulatory organization.

(e)    If any covenant in this Section 7.2 is held to be unreasonable or otherwise unenforceable, that should not affect the remainder of such covenants, which shall be given full effect. If any of the covenants, or any part thereof, in this Section 7.2 are held to be unenforceable due to the scope, duration, or geographic area set forth therein, the parties agree that the court or tribunal of competent jurisdiction as set forth in Section 8.1 shall determine the scope, duration and/or geographic area that is reasonable, and such covenant, in that modified form, shall be effective, binding, and enforceable against Executive.

(f)    Executive shall, while the covenant under this Section 7.2 is in effect, give notice to Employer, promptly upon accepting any other offer of employment, of the identity of Executive’s prospective employer. Employer may notify such employer that Executive is bound by this Agreement and, at Employer’s election, furnish such employer with a copy of this Agreement or portions thereof.

ARTICLE 8
GENERAL PROVISIONS

8.1    Injunctive Relief, Jurisdiction, Additional Remedy. Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this

Agreement (including, but not limited to, any provision of Articles 6 and 7) would cause irreparable harm to the Company and that an award of monetary damages to the Company for such a breach would be, in and of itself, an inadequate remedy. Consequently, Executive agrees that the Company shall be entitled to, in addition to any other rights it may have, (a) obtain an injunction and/or specific performance, as well as to pursue any other legal or equitable remedy necessary in order to compel compliance, before a court or tribunal of competent jurisdiction, as necessary or appropriate, (b) restrain any breach or threatened breach, or (c) otherwise specifically enforce any provision of this Agreement, and the Company shall not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s rights under this Article 8 or any other remedies of the Company, if Executive breaches any of the provisions of Articles 6 or 7, Employer shall have the right to both cease making any payments otherwise due to Executive under this Agreement, and to recoup certain payments and benefits, as may be set forth in this Agreement. Executive further agrees to indemnify and hold harmless the Company, its directors, officers, shareholders, agents, employees and legal representatives from and against any losses, actions, claims, damages, liabilities and expenses (including legal fees and expenses) arising out of Executive’s breach of Articles 6 and 7.

8.2    Covenants of Articles 6 and 7 Are Essential and Independent Covenants.

(a)    The covenants by Executive in Articles 6 and 7 are essential elements of this Agreement, and without Executive’s agreement to comply with such covenants, Employer would not have entered into this Agreement or employed or continued the employment of Executive. Employer and Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by Employer.

(b)    Executive’s covenants in Articles 6 and 7 are independent covenants, and the existence of any claim by Executive against Employer under this Agreement or otherwise shall not excuse Executive’s breach of any covenants in Article 6 and 7.

(c)    If Executive’s employment hereunder is terminated, this Agreement shall continue in full force and effect as is necessary or appropriate to enforce the obligations of Executive in Articles 6 and 7.

8.3    Obligations Contingent on Performance. The obligations of Employer hereunder, including its obligation to make any payment and/or provide any benefits provided for herein, are contingent upon Executive’s performance of Executive’s obligations hereunder.

8.4    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

8.5    Regulatory Issues. Employer or one or more of its affiliated entities are or will be registered as an investment adviser with the Securities and Exchange Commission, as well as a public company registered with the Securities and Exchange Act that files periodic reports pursuant to the Exchange Act. As an employee of Employer, Executive acknowledges that Executive will be subject to a the Company’s lawful rules, practices and policies applicable to the Company’s senior executive employees, including but not limited to the Tiptree Financial Inc. Code of Business Conduct and Ethics, Code of Ethical Conduct and Securities Trading Policy, copies of which have been provided to Executive. Executive must execute acknowledgement of and abide by the Tiptree Financial Inc. Code of Business Conduct and Ethics, Code of Ethical Conduct and Securities Trading Policy and the restrictions and other information contained therein. Executive acknowledges that Executive is also required to be familiar with, and abide by, specific policies and procedures set forth in the Company’s compliance manual(s). A copy of each such policy and procedure governing Executive’s employment responsibilities in these areas will be provided to Executive or made available for Executive’s review. In addition, Executive shall be responsible for obtaining and keeping current any and all licenses reasonably deemed necessary by the Company for the conduct of Executive’s employment with Employer. Executive hereby represents that there are no outstanding, pending, or threatened legal or regulatory actions against Executive other than those described on Exhibit B attached hereto. Executive also represents that Executive has no relatives that work in the securities industry (except as disclosed on Exhibit B hereto). Please note that if Executive has a pecuniary or other beneficial interest with any other third party that is employed in the securities industry, Executive should include their name and relevant information in this schedule (e.g., nature of relationship, etc). The Company’s policy is that no employee may conduct securities transactions on behalf of client accounts with brokers who are related to the employee, but under certain circumstances may trade with the firm at which the relative or third party is employed. “Relatives” for this purpose include Executive’s spouse and any adult children, Executive’s parents, siblings, first cousins, and the parents and siblings of Executive’s spouse and Executive’s parents. The Company, in its sole discretion, may at any time modify or supplement its compliance policies and procedures.

8.6    Binding Effect and Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which Employer may merge or consolidate or to which all or substantially all of its assets may be transferred, except that in the event of an asset sale or transfer, in no event would the liability be greater than the amount set forth in Section 5.4(b) regarding a termination of Executive without Cause. The duties and covenants of Executive under this Agreement, being personal, may not be delegated or assigned by Executive. Employer may assign this Agreement to any of its affiliates, parents, subsidiaries, or successors.

8.7    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by overnight delivery service, receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer:	Geoffrey N. Kauffman
President and Chief Executive Officer
Tiptree Financial Inc.
780 Third Avenue, 21st Floor
New York, New York 10017

With a copy to:	General Counsel
Tiptree Financial Inc.
780 Third Avenue, 21st Floor
New York, New York 10017

If to Executive:	To the address on file with the books
and records of Employer

8.8    Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

8.9    Governing Law, Jurisdiction, and Mandatory Mediation. This Agreement will be governed by the laws of the State of New York without regard to conflict of laws principles, and Executive and Employer consent to personal jurisdiction in the state and federal courts of the State of New York in any proceeding concerning this Agreement. In the event that either party files, and is allowed by the courts to prosecute, a court action against the other, the parties in such action agree not to request, and hereby waive, any right to a trial by jury. Notwithstanding the foregoing, Executive and Employer agree that, prior to submitting a dispute under this Agreement to the courts, the parties shall submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, New York City, New York, Resolution Center (or any successor location), pursuant to the procedures of JAMS International Mediation Rules conducted in the State of New York. However, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of Employer or affect any other right of Employer, including the right to seek immediate injunctive relief under Article 8 of this Agreement.

8.10    Controlling Document. If any provision of any agreement, plan, program, policy, arrangement, or other written document between or relating to Employer and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

8.11    Section Headings, Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article” or “Articles” or to “Section” or “Sections” refer to the corresponding Article(s) or Section(s) of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

8.12    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

8.13    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

TIPTREE ASSET MANAGEMENT COMPANY, LLC

By:    /s/ Geoffrey N. Kauffman
Name:    Geoffrey N. Kauffman
Title:    President and Chief Executive Officer

EXECUTIVE:

/s/ Jonathan Ilany
JONATHAN ILANY

Acknowledged and Agreed:

TIPTREE FINANCIAL INC.

By:    /s/ Geoffrey N. Kauffman
Name:    Geoffrey N. Kauffman
Title:    President and Chief Executive Officer

TIPTREE OPERATING COMPANY, LLC

By:    /s/ Geoffrey N. Kauffman
Name:    Geoffrey N. Kauffman
Title:    President and Chief Executive Officer